PRESS RELEASE EXHIBIT 99.1

AST SpaceMobile Provides Third Quarter 2022 Business Update

MIDLAND, TX, November 14, 2022 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today is providing its business update for the third quarter ended September 30, 2022.

"The successful unfolding of BlueWalker 3 is a major step forward for our patented space-based cellular broadband technology and paves the way for the ongoing production of our BlueBird satellites,” said Abel Avellan, Chairman and Chief Executive Officer of AST SpaceMobile. “In completing this deployment, as well as the other learnings from stowing, launching, operating, testing and flying the satellite over the last 2 months, we feel confident in our architecture and do not foresee any major changes to the architecture of our Block 1 satellites.”

Business Update

Progress with our BlueWalker 3 test satellite

•
Completed the successful launch of the BlueWalker 3 ("BW3") test satellite from Cape Canaveral, FL
•
Acquired control of the BlueWalker 3 test satellite shortly after deployment and implemented Telemetry, Tracking and Control protocols for operations control of the satellite
•
Successfully unfolded the largest communications array ever deployed on a commercial Low Earth Orbit satellite
•
Completed validation of key aspects of our satellite architecture after two months of in-orbit operation

Industrialization of our SpaceMobile constellation

•
Plan to launch five Block 1 BlueBird satellites in late 2023
•
Continued to ramp up the assembly, testing and implementation processes at our Site 2 facility in Midland to build five Block 1 BlueBird satellites
•
Grew portfolio of patent and patent pending claims to more than 2,600 worldwide as of November 14, 2022 compared to the more than 2,400 as of August 14, 2022

Third Quarter 2022 Financial Highlights

•
Ended the third quarter with cash, cash equivalents, and restricted cash of $199.5 million
•
Total operating expenses increased by $6.7 million to $42.1 million for the third quarter of 2022, as compared to $35.4 million in the second quarter of 2022, due to a $4.4 million increase in research and development costs and $2.5 million increase in engineering services offset by a $0.2 million decrease in general and administrative costs
•
As of September 30, 2022, the Company incurred $92.1 million of capitalized costs (including launch cost and non-recurring engineering costs) related to the assembly, testing and deployment of the BlueWalker 3 test satellite
•
As of September 30, 2022, the Company incurred approximately $43.5 million of capitalized property and equipment costs primarily related to the Texas facilities, satellite antennas, satellite parts assembly and test equipment, and leasehold improvements
•
Completed the sale of 51% interest in NanoAvionika UAB for net proceeds of $26.7 million
•
Issued shares of Class A common stock under the Common Stock Purchase Agreement and Equity Distribution Agreement for net proceeds of approximately $17.0 million

Conference Call Information

AST SpaceMobile will hold a quarterly business update conference call at 5:00 p.m. (Eastern Time) today, November 14, 2022. The call will be accessible via a live webcast on the Events page of AST SpaceMobile’s Investor Relations website at https://investors.ast-science.com/. An archive of the webcast will be available shortly after the call.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today's five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on YouTube, Twitter, LinkedIn and Facebook. Watch this video for an overview of the SpaceMobile mission.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile service that would supersede preliminary agreements and memoranda of understanding; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the SEC, including those in the Risk Factors section of AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2022.

The planned testing of the BW3 test satellite may not be completed due to a variety of factors, which could include loss of satellite connectivity, destruction of the satellite, or other communication failures, and even if completed as planned, the BW3 testing may indicate adjustments that are needed or modifications that must be made, any of which could result in additional costs, which could be material, and delays in commercializing our service. If there are delays or issues with our testing, it may become more costly to raise capital, if we are able to do so at all.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors incorporated by reference into AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2022. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Brandyn Bissinger

press@ast-science.com

+1 866 845 6521

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands, except share data)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$198,869	$321,787
Restricted cash (1)	660	2,750
Accounts receivable	-	2,173
Inventories	-	1,412
Prepaid expenses	5,650	2,831
Other current assets	20,127	4,850
Total current assets	225,306	335,803

Property and equipment:
BlueWalker 3 satellite - construction in progress	92,094	67,615
Property and equipment, net	43,543	28,327
Total property and equipment, net	135,637	95,942

Other non-current assets:
Operating lease right-of-use assets, net	7,901	7,991
Goodwill	-	3,641
Other non-current assets	17,424	559
Total other non-current assets	25,325	12,191

TOTAL ASSETS	$386,268	$443,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,546	$6,638
Accrued expenses and other current liabilities	10,837	7,469
Deferred revenue	-	6,636
Current operating lease liabilities	803	634
Total current liabilities	21,186	21,377

Warrant liabilities	56,390	58,062
Non-current operating lease liabilities	7,195	7,525
Long-term debt	4,820	5,000
Total liabilities	89,591	91,964

Commitments and contingencies

Stockholders' Equity:
Class A Common Stock, $.0001 par value; 800,000,000 shares authorized; 54,369,296 and 51,730,904 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.	5	5
Class B Common Stock, $.0001 par value; 200,000,000 shares authorized; 51,636,922 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.	5	5
Class C Common Stock, $.0001 par value; 125,000,000 shares authorized; 78,163,078 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.	8	8
Additional paid-in capital	185,435	171,155
Accumulated other comprehensive loss	(271)	(433)
Accumulated deficit	(93,872)	(70,461)
Noncontrolling interest	205,367	251,693
Total stockholders' equity	296,677	351,972

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$386,268	$443,936

(1)
As of September 30, 2022, restricted cash of $0.7 million represents deposits against the bank guaranty issued to the landlord for lease of a property. As of December 31, 2021, restricted cash of $2.8 million represented deposits with a bank to exclusively use for capital improvements at the Company’s facility in Texas, United States.

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(dollars in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$4,168	$2,450	$13,825	$6,185

Cost of sales (exclusive of items shown separately below)	2,525	2,103	6,714	4,122

Gross profit	1,643	347	7,111	2,063

Operating expenses:
Engineering services	14,492	8,026	38,208	18,757
General and administrative costs	12,916	9,331	37,634	24,031
Research and development costs	13,543	4,888	30,969	15,491
Depreciation and amortization	1,172	867	3,457	2,049
Total operating expenses	42,123	23,112	110,268	60,328

Other income (expense):
(Loss) gain on remeasurement of warrant liabilities	(15,897)	39,401	1,669	(2,276)
Other income, net	24,875	184	24,211	156
Total other income (expense), net	8,978	39,585	25,880	(2,120)

(Loss) income before income tax expense	(31,502)	16,820	(77,277)	(60,385)
Income tax expense	550	16	747	73
Net (loss) income before allocation to noncontrolling interest	(32,052)	16,804	(78,024)	(60,458)

Net (loss) income attributable to noncontrolling interest	(22,286)	12,689	(54,613)	(33,015)
Net (loss) income attributable to common stockholders	$(9,766)	$4,115	$(23,411)	$(27,443)
Net (loss) income per share of common stock attributable to common stockholders (1)
Basic	$(0.18)	$0.08	$(0.45)	$(0.31)
Diluted	$(0.18)	$0.07	$(0.45)	$(0.31)
Weighted average shares used in computing net (loss) income per share of common stock (1)
Basic	53,233,552	51,729,704	52,292,972	51,729,704
Diluted	53,233,552	51,839,841	52,292,972	51,729,704

(1)
Earnings per share information excludes earnings for the periods prior to the Business Combination, as it resulted in values that would not be meaningful to the users of these condensed consolidated financial statements.

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Net (loss) income before allocation to noncontrolling interest	$(32,052)	$16,804	$(78,024)	$(60,458)
Other comprehensive loss
Foreign currency translation adjustments	(1,267)	(220)	(1,865)	(494)
Total other comprehensive loss	(1,267)	(220)	(1,865)	(494)
Total comprehensive (loss) income before allocation to noncontrolling interest	(33,319)	16,584	(79,889)	(60,952)
Comprehensive (loss) income attributable to noncontrolling interest	(23,083)	12,490	(55,915)	(33,283)
Comprehensive (loss) income attributable to common stockholders	$(10,236)	$4,094	$(23,974)	$(27,669)

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	For the Nine Months Ended September 30,
	2022	2021

Cash flows from operating activities:
Net loss before allocation to noncontrolling interest	$(78,024)	$(60,458)
Adjustments to reconcile net loss before noncontrolling interest to cash used in operating activities:
Gain on sale of Nano	(24,646)	-
Depreciation and amortization	3,457	2,049
(Gain) loss on remeasurement of warrant liabilities	(1,669)	2,276
Non-cash lease expense	364	505
Stock-based compensation	7,093	1,899
Issuance of common stock for commitment shares	332	-
Changes in operating assets and liabilities:
Accounts receivable	(2,241)	710
Prepaid expenses and other current assets	(20,444)	(2,700)
Inventory	(2,461)	(282)
Accounts payable and accrued expenses	12,259	(1,069)
Operating lease liabilities	(323)	(354)
Deferred revenue	2,395	1,662
Other assets and liabilities	(17,516)	(2,850)
Net cash used in operating activities	(121,424)	(58,612)

Cash flows from investing activities:
Purchase of property and equipment	(20,685)	(11,293)
BlueWalker 3 satellite - construction in process	(25,165)	(29,201)
Proceeds from sale of Nano, net of cash deconsolidated and transaction costs	26,036	-
Net cash used in investing activities	(19,814)	(40,494)

Cash flows from financing activities:
Proceeds from issuance of common stock	16,994	-
Proceeds from business combination	-	456,420
Direct and incremental costs incurred for the Business Combination	-	(39,542)
Issuance of incentive units under employee stock plan	60
Warrant exercises	14	-
Proceeds from debt	230	-
Net cash provided by financing activities	17,298	416,878

Effect of exchange rate changes on cash and cash equivalents	(1,068)	(159)

Net (decrease) increase in cash, cash equivalents and restricted cash	(125,008)	317,613
Cash, cash equivalents and restricted cash, beginning of period	324,537	42,777
Cash, cash equivalents and restricted cash, end of period	$199,529	$360,390

Supplemental disclosure of cash flow information:
Non-cash transactions:
Purchases of construction in process in accounts payable	$3,966	$2,266
Purchases of property and equipment in accounts payable	755	1,306
Right-of-use assets obtained in exchange for operating lease liabilities	1,129	-